Exhibit 4.3

HUT 8 MINING CORP.

Consolidated Financial Statements

(In Canadian dollars)

Years ended December 31, 2019 and 2018

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Hut 8 Mining Corp.

Opinion

We have audited the consolidated financial statements of Hut 8 Mining Corp. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2019 and 2018, and the consolidated statements of income (loss) and comprehensive income (loss), cash flows and changes in shareholders’ equity for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2019 and 2018, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of matter

We draw attention to note 15 of the financial statements, which indicates that a recent health crisis may have adverse impact on the Company’s future operations. Our opinion is not modified in respect of this matter.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 to the financial statements, which describes events or conditions that indicate that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Other Information

Management is responsible for the other information. The other information comprises the information included in Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is David J. Goertz.

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

April 2, 2020

HUT 8 MINING CORP.

(In Canadian dollars)

Consolidated Statements of Financial Position as at December 31,

	2019	2018
Assets
Current assets
Cash	$2,946,017	$3,556,560
Deposits and prepaid expenses (Note 5)	321,189	79,901
Digital assets (Note 6)	10,484,106	-
Digital assets receivable (Note 6)	943,438	-
	14,694,750	3,636,461
Non-current assets
Plant and equipment (Note 7)	34,883,085	58,127,009
Digital assets collateral (Note 6)	15,883,182	15,408,189
Deposits and prepaid expenses (Note 5)	5,776,227	5,723,794
Total assets	$71,237,244	$82,895,453
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities (Note 8)	$2,496,864	$17,869,849
Loans payable (Note 9)	6,231,548	4,070,004
	8,728,412	21,939,853
Non-current liabilities
Loans payable (Note 9)	19,807,075	28,296,238
	28,535,487	50,236,091
Shareholders’ equity
Share capital (Note 10)	170,622,599	162,733,360
Shares to be issued (Note 10)	-	1,167,386
Warrants (Note 10)	1,367,901	1,367,901
Contributed surplus (Note 10)	5,300,480	4,061,740
Accumulated deficit	(134,589,223)	(136,671,025)
	42,701,757	32,659,362
Total liabilities and shareholders’ equity	$71,237,244	$82,895,453

Nature of operations (Note 1)

Subsequent events (Notes 9 and 15)

Approved on behalf of the Board:

“Andrew Kiguel”	“Bill Tai”
Director & Chief Executive Officer	Director

HUT 8 MINING CORP.

(In Canadian dollars)

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

for the years ended December 31,

	2019	2018
Revenue
Digital assets mined (Note 6)	$81,990,119	$49,439,100
Cost of revenue
Site operating costs	(45,448,549)	(24,873,528)
Depreciation (Note 7)	(33,053,597)	(47,018,781)
Gross profit	3,487,973	(22,453,209)
Gain on use of digital assets (Note 6)	4,143,311	(4,039,713)
Revaluation of digital assets (Note 6)	4,273,686	(13,822,974)
	8,416,997	(17,862,687)
Expenses
Share based payments (Note 10)	(2,905,408)	(3,517,013)
Professional fees	(818,487)	(2,371,428)
General and office	(845,513)	(913,524)
Salary and benefits	(1,356,836)	(1,030,449)
Investor and public relations	(62,907)	(795,150)
Regulatory	(131,196)	(163,750)
Listing and qualifying transaction (Note 4)	-	(1,151,401)
	(6,120,347)	(9,942,715)
Operating income (loss)	5,784,623	(50,258,611)
Foreign exchange gain (loss)	1,198,011	(678,495)
Write-down (Note 7)	-	(85,404,592)
Finance expense (Note 9)	(4,826,061)	(904,511)
Finance income	41,244	32,408
Other gain (loss)	(67,247)	448,264
Net income (loss) and comprehensive income (loss)	2,130,570	(136,765,537)
Basic net income (loss) per share	$0.02	$(2.43)
Diluted net income (loss) per share	$0.02	$(2.43)
Weighted-average number of shares outstanding:
Basic	89,397,573	56,188,943
Diluted	90,611,007	-

HUT 8 MINING CORP.

(In Canadian dollars)

Consolidated Statement of Cash Flows for the years ended December 31,

	2019	2018
Cash provided by (used in):
Operating activities:
Net income (loss)	$2,130,570	$(136,765,537)
Change in non-cash operating items:
Digital assets mined	(81,990,119)	(49,439,100)
Digital assets converted to fiat currency	68,181,784	11,168,400
Depreciation	33,053,597	47,018,781
Digital assets paid for services	7,514,399	5,161,512
Loss (gain) on use of digital assets	(4,143,311)	4,039,713
Revaluation of digital assets	(4,273,686)	13,822,974
Shares issued for services	667,256	-
Share based payments	2,905,408	3,517,013
Net finance expense and other	4,657,544	174,172
Foreign exchange	(1,198,011)	(448,264)
Write-down	-	85,404,592
Accretion expense on lease obligations	78,109	-
Listing and qualifying transaction	-	1,151,401
	27,583,540	(15,194,343)
Change in non-cash working capital:
Sales tax and other receivables	-	50,000
Accounts payable and accrued liabilities	(13,074,965)	8,371,856
Total change in non-cash operating working capital	(13,074,965)	8,421,856

Net cash provided by (used in) operating activities	14,508,575	(6,772,487)
Investing activities
Additions to plant and equipment	(9,234,400)	(84,363,382)
Deposits and prepaid expenses	(497,734)	(5,800,095)
Net cash used in investing activities	(9,732,134)	(90,163,477)
Financing activities
Repayment of loan payable	(25,253,436)	-
Finance draw from loan payable	19,956,000	20,618,613
Repayment of lease obligations	(89,549)	-
Proceeds from issuance of common shares	-	54,840,426
Cash received from exercise of warrants	-	1,785,000
Net cash provided from (used in) financing activities	(5,386,984)	77,244,039
Decrease in cash	(610,543)	(19,691,925)
Cash, beginning of year	3,556,560	23,248,485
Cash, end of year	$2,946,017	$3,556,560

Significant non-cash transactions included:

•	Payment in bitcoin of loans payable interest and principal totaling $2,808,396 (2018 – $Nil);

•	Recognition of the fair value of broker warrants of $Nil (2018 - $1,367,901);

•	Purchase of plant and equipment with Hut 8’s common shares valued at $Nil (2018 - $58,463,070);

•	Purchase of plant and equipment with bitcoin valued at $Nil (2018 - $4,130,051);

•	Digital assets received through share subscriptions valued at $Nil (2018 - $11,569,735); and

•	Settlement of Accounts Payable with Hut 8’s common shares valued at $4,609,617 (2018 - $Nil).

HUT 8 MINING CORP.

(In Canadian dollars)

Consolidated Statement of Changes in Shareholders’ Equity

	Share Capital
	Number of shares	Dollar amount	Shares to be issued	Warrants	Contributed surplus	Accumulated deficit	Total
Balance, December 31, 2017	55,200,000	$35,676,182	$-	$736,848	$-	$94,512	$36,507,542
Shares issued for mining equipment	16,693,858	58,463,070	-	-	-	-	58,463,070
Shares issued on private placement	14,000,000	65,052,260	-	1,367,901	-	-	66,420,161
Shares issued for reverse takover	220,000	1,100,000	-	-	-	-	1,100,000
Shares to be issued	-	-	1,167,386	-	-	-	1,167,386
Buy back of shares	(1,600,000)	(80,000)	-	-	-	-	(80,000)
Exercise of warrants	714,000	2,521,848	-	(736,848)	-	-	1,785,000
Share based payments	-	-	-	-	3,517,013	-	3,517,013
Discount to Bitfury loan	-	-	-	-	544,727	-	544,727
Net loss and comprehensive loss	-	-	-	-	-	(136,765,537)	(136,765,537)
Balance, December 31, 2018	85,227,858	162,733,360	1,167,386	1,367,901	4,061,740	(136,671,025)	32,659,362
Shares issued for mining equipment	838,511	1,167,386	(1,167,386)	-	-	-	-
Shares issued in settlement of accounts payable	3,717,433	4,609,617	-	-	-	-	4,609,617
Shares issued for services	419,507	667,256	-	-	-	-	667,256
Share based payments	234,700	1,444,980	-	-	1,460,428	-	2,905,408
Share based payments withholding	-	-	-	-	(221,688)	-	(221,688)
Prior-year adjustment due to IFRS 16 transition	-	-	-	-	-	(48,768)	(48,768)
Net income and comprehensive income	-	-	-	-	-	2,130,570	2,130,570
Balance, December 31, 2019	90,438,009	$170,622,599	$-	$1,367,901	$5,300,480	$(134,589,223)	$42,701,757

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

1.	Nature of operations

(a)	Reporting entity

Hut 8 Mining Corp. (the “Company” or “Hut 8” or “Pubco”) was incorporated under the laws of the Province of British Columbia on June 9, 2011. The registered office of the Company is located at Suite 1700 Park Place, 666 Burrard St, Vancouver BC, Canada, V6C 2X8 and the headquarter is located at 130 King St. W, Suite 1800, Toronto, ON, Canada, M5X 2A2. The Company’s common shares are listed under the symbol “HUT” on the Toronto Stock Exchange (“TSX”) and as “HUTMF” on the OTCQX Exchange. On March 2, 2018, the Company closed its qualifying transaction with Hut 8 Holdings Inc. (“Hut 8 Holdings”). The Company was a capital pool company prior to the transaction. The transaction was accounted for as a reverse acquisition. As at December 31, 2019, Bitfury Holding BV (“Bitfury”) owned 47.4% of the Company’s common shares and is a controlling shareholder and related party of Hut 8. The Company is in the business of utilizing specialized equipment to solve complex computational problems to validate transactions on the bitcoin blockchain. The Company receives bitcoin in return for successful service.

(b) Going concern

These consolidated financial statements have been prepared assuming the Company will continue as a going concern, notwithstanding that the Company has an accumulated deficit. As at December 31, 2019, the Company has positive working capital of $5,966,338 and shareholders’ equity of $42,701,757.

The Company’s ability to continue as a going concern and realize its assets and discharge its liabilities in the normal course of business is dependent upon maintaining sustained profitability and maintaining the Company’s loans in good standing. There are various risks and uncertainties affecting the Company’s operations including, but not limited to, the viability of the economics of bitcoin mining, the liquidity of bitcoin, the Company’s ability to maintain its security of its digital assets and execute its business plan. As discussed in Note 9, the Genesis loan requires bitcoin collateral. If the bitcoin price reaches a price where Hut 8 does not have the bitcoin to sufficiently collateralize the loan, then after a cure period of 10 days, Genesis may be able to liquidate a significant portion of Hut 8’s bitcoin, demand immediate repayment of the loan, or terminate the loan agreement. The Company’s strategy to mitigate these risks and uncertainties is to execute a business plan aimed at continued security, operational efficiency, revenue growth, improving overall mining profit, managing operating expenses and working capital requirements, and securing additional financing, as needed, through one or more of loans and equity investments. Given the volatility in the financial markets, it may be difficult to raise financing when needed. Failure to implement the Company’s business plan could have a material adverse effect on the Company’s financial condition and/or financial performance, see also Note 15. Accordingly, there are material risks and uncertainties that cast significant doubt about the Company’s ability to continue as a going concern.

These consolidated financial statements do not include any adjustments or disclosures that would be required if assets are not realized and liabilities and commitments are not settled in the normal course of operations. If the Company is unable to continue as a going concern, then the carrying value of certain assets and liabilities would require revaluation to a liquidation basis, which could differ materially from the values presented in the consolidated financial statements

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

2.	Statement of Compliance and Basis of Presentation

(a)	Statement of compliance

These consolidated financial statements, including comparatives, have been prepared in accordance with International Financial Reporting Standards” (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations issued by the International Financial Reporting Standards Interpretations Committee (“IFRIC”).

The Company is in the business of digital currencies, many aspects of which are not specifically addressed by current IFRS guidance. The Company is required to make judgments as to the application of IFRS and the selection of its accounting policies. The Company has disclosed its presentation, recognition and derecognition, and measurement of digital currencies, and the recognition of revenue as well as significant assumptions and judgments, however, if specific guidance is enacted by the IASB in the future, the impact may result in changes to the Company’s earnings and financial position as presented.

These consolidated financial statements were approved and authorized for issuance by the Board of Directors for April 2, 2020.

(b) Basis of presentation

The consolidated financial statements have been prepared on a historical cost basis except for some financial instruments that have been measured at fair value.

(c) Functional and presentation currency

Items included in the consolidated financial statements of the Company and its wholly owned subsidiaries are measured using the currency of the primary economic environment in which the entity operates. These consolidated financial statements have been prepared in Canadian dollars, which is the Company’s functional and presentation currency.

(d) Consolidation

These consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All significant intercompany transactions, balances, income and expenses are eliminated on consolidation.

The Company has three wholly owned subsidiaries: Hut 8 Holdings Inc., Hut 8 Asset Management Inc., and Hut 8 Finance Ltd.

The Company incorporated Hut 8 Asset Management Inc. on November 1, 2018 for the Company’s digital currency trading operations in Bridgetown, Barbados. No transactions have occurred to date. The Company incorporated Hut 8 Finance Ltd. on January 30, 2019 in Ontario, Canada, which is also related to the digital currency trading operations.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

2.	Statement of Compliance and Basis of Presentation (continued)

(e)	Adoption of IFRS 16, Leases and resulting changes to lease accounting policy

On January 1, 2019, the Company adopted IFRS 16 using the modified retrospective approach. Therefore, the comparative information has not been restated and continues to be reported under IAS 17, Leases (“IAS 17”) and IFRIC 4, Determining Whether an Arrangement Contains a Lease (“IFRIC 4”).

Lease accounting policy applicable from January 1, 2019

Definition of a lease

At the inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys this right the Company assesses whether:

•	The contract involves the use of an identified asset – this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset; and

•	The Company has the right to obtain substantially all of the economic benefits from the use of the asset throughout the period of use; and

•	The Company has the right to direct the use of the asset. The Company has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used.

At inception or reassessment of a contract that contains lease and non-lease components, the Company allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

Accounting as a lessee under IFRS 16

The Company recognizes right-of-use assets and lease liabilities on the consolidated statements of financial position at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of its useful life or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property, plant and equipment. In addition, the right-of use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses 12% as the discount rate.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

2.	Statement of compliance and basis of presentation (continued)

(e)	Adoption of IFRS 16, Leases and resulting changes to lease accounting policy (continued)

Lease payments included in the measurement of the lease liability comprise (a) fixed payments, including in-substance fixed payments; (b) variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date; (c) amounts expected to be payable under a residual value guarantee; and (d) the exercise price under a purchase option that the Company is reasonably certain to exercise, lease payments in an optional renewal period if the Company is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Company is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of use asset, or is recorded in the consolidated statements of operations if the carrying amount of the right-of-use asset has been reduced to $Nil.

Transition to IFRS 16

Practical expedients

On transition to IFRS 16, the Company elected to apply the practical expedient to grandfather the assessment of which transactions represent leases. The Company applied IFRS 16 only to contracts that were previously identified as leases under IAS 17 and IFRIC 4. Therefore, the definition of a lease under IFRS 16 was applied only to contracts entered into, or changed, on or after January 1, 2019.

The Company used the following additional practical expedients:

•	Applied the exemption not to recognize right-of-use assets and lease liabilities for short-term leases with terms less than 12 months and leases of low-value assets. The Company recognizes the lease payments associated with these leases as an expense on a straight-line or other systematic basis over the lease term;

•	Excluded initial direct costs from the measurement of the right-of-use asset at the date of initial application; and

•	Used hindsight when determining the lease term if the contract contains options to extend or terminate the lease.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

2.	Statement of compliance and basis of presentation (continued)

(e)   Adoption of IFRS 16, Leases and resulting changes to lease accounting policy (continued)

Impacts on consolidated financial statements

The following table summarizes the adjustments to opening balances resulting from the adoption of IFRS 16, with the effects on transition being recognized directly to retained earnings.

	As previously	IFRS 16 transition	As reported
As at January 1, 2019	reported	adjustment	under IFRS 16
Non-current deposits	$5,723,794	$(216,319)	$5,507,475
Plant and equipment	58,127,009	1,150,997	59,278,006
Non-current loans payable	(28,296,238)	(983,445)	(29,279,683)
Accumulated deficit	(136,671,025)	48,768	(136,622,257)

3.       Significant accounting policies, judgements, and estimates

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts; however, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next fiscal year are described below. The Company based its assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Company.

The following are the estimates and assumptions that have been made in applying the Company’s accounting policies that have the most significant effect on the amounts in the consolidated financial statements:

(i)       Functional currency

The functional currency of the Company has been assessed by management based on consideration of the currency and economic factors that mainly influence the Company’s digital currencies, production and operating costs, financing and related transactions. Specifically, the Company considers the currencies in which digital currencies are most commonly denominated and the currencies in which expenses are settled, by each entity, as well as the currency in which each entity receives or raises financing. Changes to these factors may have an impact on the judgment applied in the determination of the Company’s functional currency.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

3.	Significant accounting policies, judgements, and estimates (continued)

(ii)	Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. The Company has not recognized the value of any deferred tax assets in its statements of financial position.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained based on its technical merits. The Company measures and records the tax benefits from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company’s estimated liabilities related to these matters are adjusted in the period in which the uncertain tax position is effectively settled, the statute of limitations for examination expires or when additional information becomes available. The Company’s liability for unrecognized tax benefits requires the use of assumptions and significant judgment to estimate the exposures associated with our various filing positions. Although the Company believes that the judgments and estimates made are reasonable, actual results could differ and resulting adjustments could materially affect our effective income tax rate and income tax provision.

The Company has earned bitcoin from the commercial activity of bitcoin mining. The Company has followed the published Canada Revenue Agency (“CRA”) view that bitcoin is a commodity and inventory of the business, the value of which is included in the calculation of taxable income from the business. Bitcoin is valued in accordance with Section 10 of the Income Tax Act. Revenue from bitcoin mining is included in taxable income when the bitcoin earned is sold or exchanged for cash or another asset. There is uncertainty regarding the taxation of cryptocurrency and the CRA may assess the Company differently from the position adopted. This could result in additional current taxes payable with equal offset to deferred tax expense.

(iii)            Impairment of non-financial assets

Impairment exists when the carrying value of an asset exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. These calculations are based on available data, other observable inputs and projections of cash flows, all of which are subject to estimates and assumptions. Recoverable amounts are also sensitive to assumptions about the future usefulness of in-process development and the related marketing rights. See Note 7 for the discussion regarding impairment of the Company’s non-financial assets.

(iv)            Foreign currency translation

Within each entity, transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing on dates of transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at that date. Foreign exchange differences arising on translation are recognized in the statement of operations. Non-monetary assets and liabilities that are measured at historical cost are translated using the exchange rate at the date of the transaction.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

3.	Significant accounting policies, judgements, and estimates (continued)

(v)	Fair value measurement of stock options and broker warrants

The Company measures the cost of equity-settled transaction by reference to the fair value of the equity instruments at the date on which they are granted. Estimating fair value requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires the determination of the most appropriate inputs to the valuation model including the expected life of the broker warrants, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for stock options and broker warrants are disclosed in Note 10.

(vi)            Revenue recognition

The Company recognizes revenue from the provision of transaction verification services within the bitcoin blockchain, and as consideration for these services, the Company receives bitcoin. Revenue is measured based on the fair value of the bitcoin received. The fair value is determined using the closing bitcoin price per www.coinmarketcap.com (“Coinmarketcap”). The Company is relying on the data available at Coinmarketcap to be an accurate representation of the closing price for the digital assets.

There is currently no specific definitive guidance in IFRS or alternative accounting frameworks for the accounting for the production and mining of bitcoin and management has exercised significant judgment in determining appropriate accounting treatment for the recognition of revenue. In the event authoritative guidance is enacted by the IASB, the Company may be required to change its policies which could result in a change in the Company’s financial position and earnings.

(vii)           Digital assets

Digital assets consist of Bitcoin. Digital assets meet the definition of intangible assets in IAS 38 Intangible Assets as they are identifiable non-monetary assets without physical substance. They are initially recorded at cost and the revaluation method is used to measure the digital assets subsequently. Where digital assets are recognized as revenue, the fair value of the bitcoin received is considered to be the cost of the digital assets. Under the revaluation method, increases in fair value are recorded in other comprehensive income, while decreases are recorded in profit or loss. The Company revalues its digital asset at the end of each of its three interim financial reporting periods and at its annual financial reporting period end date. There is no recycling of gains from other comprehensive income to profit or loss. However, to the extent that an increase in fair value reverses a previous decrease in fair value that has been recorded in profit or loss, that increase is recorded in profit or loss. Decreases in fair value that reverse gains previously recorded in other comprehensive income are recorded in other comprehensive income.

Digital assets are measured at fair value using the quoted price on www.coinmarketcap.com (“CMC”). Management considers this fair value to be a Level 2 input under IFRS 13 Fair Value Measurement fair value hierarchy as the price on this source represents an average of quoted prices on multiple digital currency exchanges

The Company’s determination to classify its holding of bitcoin as current assets is based on management’s assessment that its bitcoin held can be considered to be a commodity, the availability of liquid markets to which the Company may sell a portion of its holdings and that the Company is actively selling its digital currencies in the near future to generate a profit from price fluctuations.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

3.	Significant accounting policies, judgements, and estimates (continued)

(viii)          Non-monetary transactions

Where the Company is settling a liability for the purchase of goods and services where the price was established in a fiat currency, the difference between the liability settled and the fair value of the digital assets transferred is recognized as a gain or loss on settlement. Otherwise, the transaction is measured based on the fair value of the digital assets exchanged. Any difference between the fair value of the digital assets exchanged and the carrying amount of the digital assets is recognized in profit and loss.

(ix)            Earnings per share

The calculation of earnings per common share is based on the reported net income divided by the weighted average number of shares outstanding during the period. Diluted earnings per share is calculated on the treasury stock basis. Where potentially dilutive equity instruments are anti-dilutive, basic and diluted earnings per share are the same.

(x)             Share issue costs

Costs incurred for the issue of common shares are deducted from share capital.

(xi)            Share based transactions

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

The Company issued broker warrants as part of brokered private placement offering for common shares. Broker warrants are measured at fair value at the date of the offering and accounted for as a separate component of shareholders’ equity. When the broker warrants are exercised, the proceeds received together with the related amount allocated as a separate component of shareholders’ equity are allocated to capital stock. If the broker warrants expire unexercised, the related amount separately allocated to shareholders’ equity is allocated to contributed surplus.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

3.	Significant accounting policies, judgements, and estimates (continued)

(xii)	Useful life of mining equipment

Management is depreciating mining equipment using a straight-line basis, with a useful life of:

Seacan containers and supporting infrastructure	4 years
Mining servers	2 years

The mining equipment is used to generate bitcoin. The rate at which the Company generates digital assets and, therefore, consumes the economic benefits of its mining equipment are influenced by several factors including, but not limited to, the following:

•	The complexity of the mining process which is driven by the algorithms contained within the digital assets open source software; and

•	Technological obsolescence reflecting rapid development in the mining machines such that more recently developed hardware is more economically efficient to run in terms of digital assets mined as a function of operating costs, primarily power costs (ie., the speed of mining machines evolution in the industry) is such that later mining machine models generally have faster processing capacity combined with lower operating costs and a lower cost of purchase.

Based on the Company and the industry’s limited history to date, management is limited by the market data available. Furthermore, the data available also includes data derived from the use of economic modelling to forecast future digital assets and the assumptions included in such forecasts, including digital asset’s price and network difficulty, and derived from management’s assumptions which are inherently judgmental. Based on current data available, management has determined that the straight-line method of amortization best reflects the current expected useful life of mining equipment. Management will review their estimates at each reporting date and will revise such estimates as and when data become available. Management will review the appropriateness of its assumption related to residual value at each reporting date.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

4.	Reverse acquisition

 On March 2, 2018, the Company completed its qualifying transaction (the “Qualifying Transaction”) with Hut 8 Holdings. Pursuant to the Qualifying Transaction the following occurred:

(i)	The Company completed a consolidation of its common shares immediately prior to the completion of the Debt Conversion and the Amalgamation (as defined below), of its then issued and outstanding 9,500,000 common shares on the basis of one new Pubco share for every 52.7777 existing Pubco shares;

(ii)	The Company effected a conversion of $200,000 of debt owing by Pubco into 40,000 Pubco common shares, based on a conversion price of $5.00 per Pubco share (the “Debt Conversion”);

(iii)	The Company acquired all of the issued and outstanding common shares of a private corporation incorporated under the Business Corporations Act (British Columbia) (the “BCBCA”), Hut 8 Mining Corp. (the “Hut 8 PrivateCo”), from the shareholders of Hut 8 PrivateCo in exchange for an aggregate of 82,160,000 Pubco shares;

(iv)	Hut 8 PrivateCo and 1149835 B.C. Ltd., a wholly-owned subsidiary of the Company amalgamated under the BCBCA (the “Amalgamation”) and continued as one corporation, Hut 8 Holdings (“Amalco”), which is a wholly-owned subsidiary of the Company. The Company changed its name to “Hut 8 Mining Corp.”.

The Qualifying Transaction has been accounted for as a reverse acquisition that does not constitute a business combination. For accounting purposes, the legal subsidiary, Hut 8 Holdings, has been treated as the acquirer and Hut 8 Mining Corp., the legal parent, has been treated as the acquiree. For accounting purposes, these consolidated financial statements reflect a continuation of the financial position, operating results and cash flows of the Company’s legal subsidiary, Hut 8 Holdings.

The fair value of the consideration is as follows:
220,000 common shares at a price of $5 per share	$1,100,000
Net assets acquired:
Accounts receivable	4,167
Accounts payable and accrued liabilities	(55,568)
Listing and qualifying transaction	1,151,401
Value attributed to Hut 8 shares issued	$1,100,000

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

5.	Deposits and prepaid expenses

	December 31, 2019	December 31, 2018
Current
Prepaid electricity(i)	$158,391	$-
Prepaid insurance	82,225	71,901
Miscelaneous deposits	80,573	8,000
Total current deposits and prepaids expenses	$321,189	$79,901

Non-current
Deposits related to electricity supply under Electricity Supply Agreement(ii)	$5,652,240	$5,395,794
Land lease deposit	123,987	328,000
Total non-current deposits and prepaids expenses	$5,776,227	$5,723,794

(i)	Electricity deposits for facility in Drumheller, Alberta.

(ii)	Security deposit for future electricity usage.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

6.	Digital assets

Digital assets solely consist of bitcoin. Below is the bitcoin mined and transacted.

		Bitcoin
Balance, January 1, 2018	$1,078,760	62
Bitcoin mined	49,439,100	5,592
Bitcoin recovered(i)	448,264	32
Bitcoin traded for cash	(11,168,400)	(1,719)
Bitcoin received through share subscriptions	11,569,735	1,077
Bitcoin used to purchase plant and equipment	(12,935,071)	(1,342)
Bitcoin paid for services(ii)	(5,161,512)	(667)
Gain on use of digital assets(v)	(4,039,713)	-
Revaluation of digital assets(iii)	(13,822,974)	-
Balance, December 31, 2018	$15,408,189	3,035
Bitcoin mined	81,990,119	8,618
Bitcoin traded for cash	(68,181,784)	(6,883)
Bitcoin used for debt and interest payments(iv)	(2,808,396)	(449)
Bitcoin paid for services(ii)	(7,514,399)	(1,397)
Gain on use of digital assets(v)	4,143,311	-
Revaluation of digital assets(iii)	4,273,686	-
Balance, December 31, 2019	$27,310,725	2,923
Current portion
Digital assets, current(vi)	$10,484,106	1,122
Digital assets, receivable(vii)	$943,437	101
Non-current portion
Bitcoin used as collateral(viii)	$15,883,182	1,700

(i)	Hut 8 entered into an agreement with Bitfury whereas Hut 8 experienced electricity outages for its BlockBoxes and a settlement was reached to compensate Hut 8 for the lost revenue.

(ii)	Primarily includes services paid to Bitfury for the maintenance and operation of Hut 8’s facilities. During the year ended December 31, 2018, the Company undertook a review of transfers made to counterparties. It was determined that a transfer of bitcoins was not recoverable. As such, the transfer was deemed to exceed its recoverable amount and an asset impairment of $699,120 was recognized as a result of this excess amount.

(iii)	Digital assets held are revalued each reporting period based on the fair market value of the price of bitcoin on the reporting date. As at December 31, 2019, the price of bitcoin was $9,343 (US$7,194) resulting in a revaluation gain of $4,273,686. [2018 – loss of $13,822,974 at bitcoin price of $5,078 (US$3,743)].

(iv)	Hut 8 has the option to repay certain loans payable and related interest payments in bitcoin. The Company considers it more efficient at times to settle these liabilities in bitcoin and has paid Galaxy Digital (“Galaxy”) 178 bitcoin to settle $1,139,983 (US$853,062) of interest expense. During the year ended December 31, 2019, Hut 8 also repaid 227 bitcoin to settle $1,332,763 (US$1,000,000) of principal related to the Bitfury loan (Note 9).

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

6.	Digital assets (continued)

(v)	During the year ended December 31, 2019, the Company exchanged its bitcoin for cash, repayments of debts, interest, and other services totaling $78,504,579 (2018 - $16,329,912), which resulted in a realized gain on use of digital assets of $4,143,311 (2018 – loss of $4,039,713).

(vi)	Bitcoin that is held by Hut 8, is available for use, and not subject to any restrictions or covenants as at December 31, 2019.

(vii)	Bitcoin receivable refers to the amount of bitcoin mined that has not been transferred from the mining pool to the Company. During the year ended 2019, the Company mined 101 bitcoins that were received shortly after the year end.

(viii)	These digital assets are non-current because bitcoin is held by Genesis as collateral for the Genesis loan (Note 9).

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

7.	Plant and equipment

	Infrastructure	Mining servers	Right-of-use assets(iii)	Total
Cost
As at January 1, 2018	$5,033,000	$16,317,000	$-	$21,350,000
Additions	56,427,119	111,346,466	-	167,773,585
Impairment(i)	(31,453,165)	(52,370,473)	-	(83,823,638)
As at December 31, 2018	30,006,954	75,292,993	-	105,299,947
Additions	2,123,912	7,110,488	575,274	9,809,674
As at December 31, 2019(ii)	32,130,866	82,403,481	575,274	115,109,621

Accumulated Depreciation
As at January 1, 2018	$31,222	$122,936	$-	$154,158
Depreciation	8,712,587	38,306,194	-	47,018,781
As at December 31, 2018	8,743,809	38,429,130	-	47,172,939
Depreciation	6,314,949	26,664,389	74,259	33,053,597
As at December 31, 2019(ii)	15,058,758	65,093,519	74,259	80,226,536

Net Book Value December 31, 2018	21,263,145	36,863,863	-	58,127,008
Net Book Value December 31, 2019	17,072,108	17,309,962	501,015	34,883,085

 Plant and equipment is made up of specialized equipment to mine bitcoin.

(i)	Due to the decline in the market value of servers, weakening prices of bitcoin and volatility in network difficulty levels during the year, management assessed that impairment indicators exist to bitcoin mining equipment as at December 31, 2018, and an impairment analysis was completed. Management has determined the recoverable amount as the Fair Value for the Drumheller facility and Value in Use (“VIU”) for the Medicine Hat facility. The significant assumptions in determining VIU included the following:

•	Bitcoin price - $5,224 (US$3,829)
•	Network difficulty - 5,619 billion
•	Discount rate - 21%

Although the bitcoin price and network difficulty fluctuate, they both adjust to ensure that the lowest cost and efficient miners are able to make a margin from their operations. Instead of assuming the change in the bitcoin price and network difficulty which are volatile, it was assumed that they would remain consistent due to the fact that they would continue to be a profit margin at the levels as at December 31, 2018 stated above. There were additional impairment charges related to sales tax paid of $881,835 for purchases of BlockBoxes, that were considered not likely to be collected, and a $699,120 impairment per Note 6.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

7.	Plant and equipment (continued)

(ii)	The right-of-use assets (“ROU”) comprise of a 10-year land lease with the City of Medicine Hat, dated June 1, 2018, and a three-year sublease with a landlord in Drumheller with an optional 3-year extension dated May 8, 2017. See Note 9 for the related lease liability.

•	The City of Medicine Hat lease was originally for payment of $10,500 per month. A ROU asset and a related lease liability had been recognized as such. On July 1, 2019, the City of Medicine Hat reduced the monthly obligation to $1,395 per month, which results in an immediate de-recognition of the original ROU asset and recognition of a new ROU asset. A gain of $83,514 was recognized as a result of this.

•
•	The Drumheller sublease is $1,500 monthly in lease payment. A ROU asset and a related lease liability had been recognized as such.

8.	Accounts payable and accrued liabilities

	December 31, 2019	December 31, 2018
Accounts payable	$563,868	$16,869,179
Accrued interest (Note 9)	1,275,432	-
Other accrued liabilities	657,564	1,000,670
Total	$2,496,864	$17,869,849

9.	Loan payable

	December 31, 2019	December 31, 2018
Genesis	$19,482,000	$-
Bitfury	6,231,548	11,665,285
Lease liability	325,075	-
Galaxy	-	20,700,957
	26,038,623	32,366,242
Current portion	$6,227,207	$4,070,004
Non-current portion	$19,811,416	$28,296,238

(i)	Genesis loan

As at December 31, 2019, the Company has a loan payable of $19,482,000 (US$15,000,000) to Genesis Global Capital, LLC (“Genesis”). The loan bears interest at 9.85% per annum, payable monthly, and matures on May 21, 2021. As an additional covenant, 85% of the loan is collateralized with bitcoin that has been transferred to Genesis. If the collateralized value of the bitcoin drops below 75% of the loan, Genesis may require additional bitcoin to bring the collateral level back to 85%. Conversely, if the collateralized bitcoin value goes over 95% of the loan, the Company may request the return of the surplus bitcoin. Interest expense for the year ended December 31, 2019 was $224,240 (US$170,014). A foreign exchange gain of $474,000 was recognized during the year ended December 31, 2019.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

9.	Loan payable (continued)

(ii)	Bitfury loan

As at December 31, 2019, the Company has a loan payable of $6,231,548 (US$4,797,927) to Bitfury, a related party. The loan payable was unsecured and bore interest at 12% per annum. The loan is carried at amortized cost based on an 18% market interest rate causing the underlying value to be lower than the original principal value with a difference of $544,727 (US$401,518) at inception which was recognized as a related party contribution in contributed surplus. The loan is split into a $3,896,400 (US$3,000,000) portion which was to be repaid in $324,700 (US$250,000) installments every month for the next 12 months. For the year ended December 31, 2019, twelve months of installments of the principal were repaid totaling $3,980,103 (US$3,000,000). On November 27, 2019, the Company made an additional $1,327,800 (US$1,000,000) debt repayment to Bitfury. The remaining principal of $2,597,600 (US$2,000,000) was due when the Galaxy loan was fully repaid. The Bitfury loan was repaid in full on February 20, 2020. For the year ended December 31, 2019, interest accretion was $264,630 (US$ 199,446) (2018 – $Nil) and interest accrued was $1,275,432 (US$960,800) (2018 – $Nil). A foreign exchange gain of $390,464 (2018 – $Nil) was recognized for the year ended December 31, 2019.

(iii)	Lease liability

A lease liability for each ROUs was recognized in fiscal 2018 and re-measured at amortized cost using the effective interest method. On July 1, 2019, the terms of the original City of Medicine Hat lease changed, resulting in the de-recognition of the original lease liability and recognition of a lower amount.

(iv)	Galaxy loan

As at December 31, 2019, the Company had fully repaid the loan with Galaxy. During the year ended December 31, 2019, the Company paid $21,278,296 (US$16,000,000) [2018 – $Nil] of debt principal and an additional $319,174 (US$240,000) (2018 – $Nil) as an early repayment fee to retire the loan ahead of its maturity on March 10, 2021. The interest expense for the period up until November 21, 2019 was $3,029,130 (US$2,273,815) [September 10, 2018 to December 31, 2018 - $904,108 (US$686,620)] and interest accretion was $345,646 (US$260,190) [September 10, 2018 to December 31, 2018 - $82,694 (US$64,107)], both of which have been recognized as finance expense A foreign exchange gain of $408,407 (2018 – loss of $989,572) and a loss of $640,101 on debt retirement were recognized for the year ended December 31, 2019 (2018 - $Nil).

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

10.	Equity

(a)	Common shares

The Company has authorized share capital of an unlimited number of common shares.

	Number of shares	Amount
Balance, December 31, 2017	55,200,000	$35,676,182
Shares issued for mining equipment(i)	16,693,858	58,463,070
Shares issued on private placement(ii)	14,000,000	70,000,000
Share issue costs – cash(ii)	-	(3,579,839)
Shares issue costs - broker warrants(ii)	-	(1,367,901)
Buyback of shares(iii)	(1,600,000)	(80,000)
Shares issued for reverse acquisition (Note 4)	220,000	1,100,000
Shares issued on exercise of warrants(iv)	714,000	2,521,848
Balance, December 31, 2018	85,227,858	$162,733,360
Shares issued for mining equipment(i)	838,511	1,167,386
Shares issued in settlement of accounts payable(v)	3,717,433	4,609,617
Shares issued for services(vi)	419,507	667,256
Shares issued for RSUs(vii)	234,700	1,444,980
Balance, December 31, 2019	90,438,009	$170,622,599

(i)	During the year ended December 31, 2018, the Company issued $58,463,070 in common shares as payment for mining equipment. As part of the Company’s purchase of 12 upgraded BlockBoxes from Bitfury in Drumheller, US$2 million of the purchase price was issued in equity at a share price of $3.15 for an issuance of 838,511 common shares. The purchase was closed on December 31, 2018 and the process to issue the common shares had begun; however, the share issuance was not finalized until January 15, 2019. The share issuance was measured at a fair value of $1,167,386 and recognized during the year ended December 31, 2019

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

10.	Equity (continued)

(a)	Common shares (continued)

(ii)	On February 7, 2018, the Company completed a brokered financing for gross proceeds of $45,000,000 and issued 9,000,000 common shares, and a non-brokered financing for gross proceeds of $25,000,000 through the issuance of 5,000,000 common shares at a price of $5.00 per share (the “Financing”). In connection with the Financing, the Company paid a commission to the underwriters of 6% of the proceeds and a 2% advisory fee.

Total cash issue costs (including the commission and advisory fee) amounted to $3,579,839. Related to this Financing, $11,569,735 of bitcoin was received as consideration for common share subscriptions, with the balance paid in cash.

In connection with the Financing, the agent received 660,000 warrants with an exercise price of $5.00 per common share expiring on February 7, 2020. The warrants have been valued at $1,367,901, using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate          1.75%

Dividend Yield                      Nil

Volatility factor                     75%

Expected life                          2 years

(iii)	On March 1, 2018, the Company re-purchased 1,600,000 previously issued shares at a price of $0.05 from founders of the Company.

(iv)	On June 1, 2018, and September 4, 2018, the Company issued 428,400 and 285,600 common shares, respectively, upon the exercise of 714,000 warrants for cash proceeds of $1,785,000. The warrants were valued at $736,848.

(v)	On March 27, 2019, the Company issued 3,717,433 common shares in settlement of outstanding accounts payable to Bitfury of $5,576,150, based on a conversion share price of $1.50. The share price on the date of settlement of February 26, 2019 was $1.24 which created a gain of $966,533.

(vi)	Shares are issued for services at times to align key service providers with the overall success of Hut 8. These shares were primarily issued as payment of invoices for electricity management services provided for the Company’s facilities.

(vii)	The CEO of the Company had a third of his outstanding RSUs vested on April 2, 2019, which were issued net of employment withholdings.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

10.	Equity (continued)

(b)	Warrants

The warrant activity is as follows:

		Number of
	Grant date	warrants	Value
Balance, January 1, 2018		714,000	$736,848
Broker warrants	2/7/2018	660,000	1,367,901
Warrants exercised		(714,000)	(736,848)
Galaxy warrants	9/10/2018	2,222,222	-
Balance, December 31, 2019 and 2018		2,882,222	$1,367,901

The warrants issued and outstanding as at December 31, 2019 are as follows:

		Weighted average
		remaining contractual
Strike price	Number	life (months)	Expiry date
$4.50	2,222,222	45	9/10/2023
5.00	660,000	1	2/7/2020
$4.61	2,882,222	35

(c)       Incentive plan

On March 5, 2018, the Company adopted a Long-Term Incentive Plan (“LTIP”) under which it is authorized to grant stock options, restricted share units and deferred share units (“Awards”) to officers, directors, employees, and consultants enabling them to acquire common shares of the Company. The maximum number of common shares reserved for issuance of Awards that may be granted under the plan is 10% of the issued and outstanding common shares of the Company.

Stock options

The stock option activity is as follows:

		Weighted average
	Number of options	exercise price
Balance, January 1, 2018	-	$-
Granted	965,000	4.63
Options outstanding, December 31, 2018	965,000	$4.63
Granted	110,000	$1.20
Forfeiture	(165,000)
Options outstanding, December 31, 2019	910,000	$4.34
Options exercisable, December 31, 2019	403,335	$4.85

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

10.	Equity (continued)

(c)	Incentive plan (continued)

As at December 31, 2019, the Company had the following stock options outstanding:

	Number of	Number of	Weighted	Weighted average
Exercise price	options	options	average	remaining life
	outstanding	exercisable	exercise price	(months)
$1.14	100,000	-	$1.14	36
1.80	10,000	-	1.80	34
3.00	90,000	30,000	3.00	45
5.00	710,000	373,335	5.00	39
$4.34	910,000	403,335	$4.85	39

During the year ended December 31, 2019, the Company recorded $856,844 (2018 - $1,225,346), as share based payments related to stock options. The compensation expense was based on the fair value of each stock option on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year ended	Year ended
	December 31, 2019	December 31, 2018
Expected life (years)	5.00	4.96
Expected volatility	146.81%	109.36%
Dividend rate	0.00%	0.00%
Risk-free interest rate	1.66%	2.00%
Weighted average fair value per option granted	$1.04	$3.08

Restricted Share Units (“RSUs”)

The Company has a restricted share unit plan that provides for the granting of restricted share units to directors, officers, employees and consultants of up to 3,000,000 shares of the Company. Upon vesting, the Company will issue shares from treasury to the employees for no additional consideration.

As at December 31, 2019, rights to receive 1,213,434 shares have been granted of which 591,717 vests in 2020, 563,383 vests in 2021, and 58,334 vests in 2022. During the year ended December 31, 2019, the Company issued 234,700 common shares for the rights that vested, which were net of standard withholdings.

During the year ended December 31, 2019, the Company recognized a total of $2,048,564 (2018 – $2,291,667) as share-based payments related to RSUs.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

11.	Related party agreements and transactions

Related party transactions

Key management includes members of the Board of Directors and its corporate officers. The aggregate value of transactions relating to key management personnel and entities over which they have control or significant influence were as follows:

	Year ended	Year ended
	December 31, 2019	December 31, 2018
Salary, fees, and other short-term benefits	$1,197,470	$1,110,440
Share based payments	2,486,260	3,321,441
	$3,683,730	$4,431,881

During the year ended December 31, 2018, $24,000 was charged by CFO Advantage Inc., a Company controlled by the former Chief Financial Officer of the Company, for consulting fees.

During the year ended December 31, 2018, $75,000 was charged by a director of the Company for consulting fees in consideration of this director’s involvement with various pre-listing and corporate governance-related matters and was reimbursed for $13,627 of out of pocket expenses.

During the year ended December 31, 2018, the Company was charged $146,044 by a firm controlled by a former officer and a former director of the Company. These expenses were primarily for travel costs related to fundraising, meetings with strategic partners, and organizing the Company.

See Note 10 for related party transactions with respect to share issuances.

During the year ended December 31, 2019, the Company acquired mining equipment from Bitfury, a controlling shareholder of the Company, with a total cost of $9,234,400 (2018 - $168,712,484) paid with common shares, bitcoin, and cash. The Company paid $461,720 (2018 - $ 881,835) related to GST for the purchase, which has been expensed since the amount is unlikely to be recoverable. During the year ended December 31, 2019, the Company was charged $19,913,152 (2018 - $13,368,890) in site operating costs. As at December 31, 2019, $394,732 (December 31, 2018 - $15,163,527) was owed to Bitfury, which has been included in accounts payable and accrued liabilities. Of the outstanding accounts payable at December 31, 2018, $5,576,150 was converted to common shares of the Company on March 27, 2019.

12.       Capital management

The Company manages its capital to maintain its ability to continue as a going concern and to provide returns to shareholders and benefits to other stakeholders. The capital structure of the Company consists of equity comprised of issued share capital and reserves. The Company manages its capital structure and makes adjustments to it in light of economic conditions. The Company, upon approval from its Board of Directors, will balance its overall capital structure through new share issuances or by undertaking other activities as deemed appropriate under the specific circumstances. The Company is not subject to externally imposed capital requirements and the Company’s overall strategy with respect to capital risk management remains unchanged from the year ended December 31, 2018.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

13.       Financial Instruments

 The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below.

(a)	Credit Risk:

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash, digital assets, and prepaid expenses. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions.

Hut 8 does not self-custody its bitcoin. Instead, Hut 8 uses the services of BitGo Trust Company Inc. (“BitGo”). BitGo has US$100 million of insurance backing its digital asset custody. The custodian agreement between the Company and BitGo commenced on November 1, 2019.

(b)	Interest Rate Risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk is limited and only relates to its ability to earn interest income on cash balances nominated in foreign currency at variable rates. Changes in short term interest rates will not have a significant effect on the fair value of the Company’s cash account.

(c)	Liquidity Risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company currently settles its financial obligations out of cash and cash equivalents and digital assets. The Company has a planning and budgeting process to help determine the funds required to support the Company’s normal spending requirements on an ongoing basis and its expansionary plans.

As at December 31, 2019, the contractual maturities of financial liabilities, including estimated interest payments are as follows:

	Carrying	Contractual
	amount	cash flows	Within 1 year	1 to 2 years	2 to 5 years	5+ years
Accounts payable and accrued liabilities	$1,221,432	$1,221,432	$1,221,432	$-	$-	$-
Loans payable and interest	25,713,548	30,561,714	10,345,679	20,216,035	-	-
Lease commitments	325,075	728,482	35,577	35,577	78,231	579,097
	$27,260,055	$32,511,628	$11,602,688	$20,251,612	$78,231	$579,097

Recent economic events have caused extreme volatility in the bitcoin price, which may have an adverse effect on the value of the bitcoin collateral held with Genesis that may cause a margin call that the Company is unable to meet (Note 9).

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

13.	Financial Instruments (continued)

(d)	Currency Risk:

Currency risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. Currency risk arises from financial instruments (including cash and cash equivalents) that are denominated in a currency other than Canadian dollars, which represents the functional currency of the Company. The Company’s functional currency is the Canadian dollar and most purchases are transacted in Canadian dollars. The Company has also transacted in US Dollars to purchase mining equipment from Bitfury and with loans payable denominated in US Dollars. Management currently does not hedge its foreign exchange risk.

The table below indicates the foreign currencies to which the Company has significant exposure as at December 31, 2019 in Canadian dollar terms:

2019
Cash	$571,073
Accounts payable	171,874
Interest payable	1,275,432
Loans payable	25,713,548

The effect on earnings before tax of a 10% strengthening or weakening of the CAD exchange rate at the balance sheet date for financial instruments denominated in USD, with all other variables held constant, is $2,773,193.

(e)	Fair value measurements:

(i)	Financial hierarchy:

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The hierarchy is summarized as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities;

Level 2: Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly from observable market data; and

Level 3: Inputs that are not based on observable market data.

The Company’s financial instruments have been classified as follows:

December 31, 2018	Level 1	Level 2	Level 3	Total
Fair value through profit and loss
Cash	$3,556,560	$-	$-	$3,556,560
Digital assets	$-	$15,408,189	$-	$15,408,189
December 31, 2019	Level 1	Level 2	Level 3	Total
Fair value through profit and loss
Cash	$2,946,017	$-	$-	$2,946,017
Digital assets	$-	$27,310,725	$-	$27,310,725

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

13.	Financial Instruments (continued)

(f)	Digital assets and risk management

Digital assets are measured using level two fair values, determined by taking the rate from Coinmarketcap.

Digital asset prices are affected by various forces including global supply and demand, interest rates, exchange rates, inflation or deflation and the global political and economic conditions. The profitability of the Company is directly related to the current and future market price of digital assets; in addition, the Company may not be able liquidate its inventory of digital assets at its desired price if required. A decline in the market prices for digital assets could negatively impact the Company’s future operations. The Company has not hedged the conversion of any of its sales of digital assets.

Digital assets have a limited history and the fair value historically has been very volatile. Historical performance of digital assets is not indicative of their future price performance. The Company’s digital assets currently solely consist of bitcoin.

At September 30, 2019, had the market price of the Company’s holdings of Bitcoin increased or decreased by 10% with all other variables held constant, the corresponding asset value increase or decrease respectively would amount to $2,731,073.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

14.	Income taxes

Income tax expense for the years ended December 31, is as follows:

	2019	2018
Current tax expense	$-	$-
Deferred tax expense	-	-
Total income tax expense	$-	$-

The reconciliation of the combined Canadian federal and provincial statutory income tax rate of 26.5% to the effective tax rate is as follows:

	2019	2018
Net income (loss) before recovery of income taxes	$2,130,570	$(136,765,537)
Canadian statutory tax rate	26.5%	27.0%
Expected tax expense (recovery)	564,601	(36,926,695)
Permanent differences	537,949	1,513,089
Share issuance costs capitalized to equity	-	(965,477)
Legal fees booked to Balance Sheet	-	(280,928)
Prior year true-up	(1,546,521)	5,765,489
Impact of change in tax rate	688,385	-
Utilization of non-capital loss balance	55,889	-
Other	92,057	-
Change in tax benefits not recognized	(392,360)	30,894,522
Income tax recovery	$-	$-

Unrecognized deferred tax assets

Deferred taxes are provided as a result of temporary differences that arise due to the differences between the income tax values and the carrying amount of assets and liabilities. Deferred tax assets have not been recognized in respect of the deductible temporary differences.

As at December 31, 2019, the Company had non-capital loss carryforwards of approximately $18,000,000 that may be used to offset future taxable income and will expire in periods between 2037 and 2039. Deferred tax asset has not been recognized because it is not probable that a future taxable profit will be available against which the Company can utilize the benefits therefrom.

HUT 8 MINING CORP.

(In Canadian dollars)

Notes to Consolidated Financial Statements for the years ended December 31, 2019 and 2018

15.	Subsequent events

The Company and Bitfury renegotiated key agreements and Hut 8 repaid its remaining outstanding Bitfury debt with a US$5,000,000 financing from Genesis. Hut 8 repaid US$4,750,000 of principal and US$1,000,000 of accrued interest by refinancing it with a US$5 million bitcoin-collateralized credit facility with Genesis with a coupon of 9.85%.

The recent outbreak of the coronavirus, also known as “COVID-19,” has spread across the globe and is impacting worldwide economic activity. Conditions surrounding the coronavirus continue to rapidly evolve and government authorities have implemented emergency measures to mitigate the spread of the virus. The outbreak and the related mitigation measures may have an adverse impact on global economic conditions as well as on the Company’s business activities. The extent to which the coronavirus may impact the Company’s business activities will depend on future developments, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions, business disruptions, and the effectiveness of actions taken in Canada and other countries to contain and treat the disease. The effect that these events will have on the price of bitcoin, the ability for the Company to raise capital and the supply of upgraded equipment highly uncertain and as such, the Company cannot determine their financial impact at this time.